Exhibit 99.1

RLH CORPORATION ENTERS INTO DEFINITIVE AGREEMENT TO ACQUIRE

THE KNIGHTS INN BRAND FROM WYNDHAM HOTEL GROUP

Company continues focus on franchise development with an over

30 percent increase in franchise units

DENVER (April 4, 2018) — RLH Corporation (NYSE:RLH) today announced it has entered into a definitive agreement to acquire the Knights Inn brand from Wyndham Hotel Group, LLC a subsidiary of Wyndham Worldwide (NYSE: WYN) for an aggregate price of $27 million cash, subject to certain post-closing adjustments. Knights Inn is a hotel brand focused on getting the essentials right – a restful stay in a convenient location at an affordable price with more than 350 economy segment hotels across North America and a pipeline of an additional approximately 47 hotels. The transaction is expected to close in the second quarter of 2018, subject to customary closing conditions.

RLH Corporation expects the transaction to enhance franchise revenue and EBITDA growth and boost franchise profit margins as the company will be able to leverage existing technology and support systems. The transaction will be immediately accretive to the company’s earnings and cash flow.

“The acquisition of Knights Inn enhances RLH Corporation’s position as one of the 10 largest hotel franchisors in the world,” said Greg Mount, RLH Corporation President and Chief Executive Officer. “In the first quarter of 2018, we announced the sale of five hotels and committed to enhance the company’s aggressive organic growth with acquisitions that could be accomplished primarily with our existing cost base and resources. This acquisition will increase our franchise units by over 30 percent and we will continue to grow the brand aggressively as we have demonstrated with our other brands.”

Knights Inn owners and guests will begin to experience the benefits of RLH Corporation’s industry leading technology and guest recognition program quickly after integration of the hotels.

“Wyndham helped grow Knights Inn into a nationally known name with more than 350 hotels throughout the U.S. and Canada,” said Geoff Ballotti, president and CEO of Wyndham Hotel Group. “While we’re proud of what we’ve been able to accomplish, we believe now is the right time to make this move and are confident that RLH Corporation will only continue to support and grow the brand.”

“Knights Inn owners will be quickly brought onto our state-of-the-art systems, a handpicked suite of the industry’s finest customer acquisition, guest management, and business intelligence tools proven to increase RevPAR, grow market share and boost revenue for our brands,” added Mount. “Knights Inn will also feature our unique Hello Rewards guest recognition program, giving guests personal touches and extra perks across all our hotel brands.”

About RLH Corporation

Red Lion Hotels Corporation is an innovative hotel company doing business as RLH Corporation and focuses on the franchising, management and ownership of upscale, midscale and economy hotels. The company focuses on maximizing return on invested capital for hotel owners across North America through relevant brands, industry-leading technology and forward-thinking services. For more information, please visit the company’s website at www.rlhco.com.

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Investor Relations Contact:

Amy Koch

O: 509-777-6417

C: 917-579-5012

investorrelations@rlhco.com

Media Contact:

Dan Schacter

Director, Social Engagement and Public Relations

509-777-6222

dan.schacter@rlhco.com